EXHIBIT 99.1

Plug Power Announces 2016 First Quarter Results

Record first quarter keeps Company on track to meet all 2016 metrics

LATHAM, N.Y., May 10, 2016 (GLOBE NEWSWIRE) -- Plug Power Inc. (NASDAQ:PLUG), a leader in providing energy solutions that change the way the world moves, today announced its financial results for the first quarter of 2016. Plug Power continues to show growth and improvements in all areas of the business during the first quarter, including:

  Revenues of $15.3 million; adjusted revenues of $30.1 million;
  Gross margin of 1.1 percent; adjusted gross margin of 12.5 percent;
  GenDrive gross margin of 36 percent;
  Bookings of $72 million, compared to $46 million in the first quarter of 2015;
  Earnings per share (EPS) loss of $0.07 per share; adjusted EPS loss of $0.05 per share.

Revenue, gross margin and reconciliation of GAAP to adjusted numbers are all described below.

Plug Power maintained steady sales traction in the first quarter of 2016, attracting new customers and strengthening relationships with existing customers.  Shipments in the first quarter continued to Walmart, Lowes, BMW and Kroger. GenKey site implementations also progressed with several customers, including Plug Power’s newest site with Home Depot in Savannah, GA. “Continued expansion with these anchor customers is critical to Plug Power’s long-term business growth,” said Andy Marsh, CEO at Plug Power.

Marsh continued, “Plug Power will leverage recent progress to strengthen its foundation for 50 percent annual growth in 2016. We feel comfortable with our sales strategy, and understand that continued financial strength will enable the path to breakeven.”

Financial Results

Revenue for the first quarter of 2016 was $15.3 million, as compared to $9.4 million of revenue in the first quarter of 2015, an increase of 62.8 percent on a quarter-over-quarter basis, driven primarily by more customer sites in the first quarter of 2016 compared to the first quarter of 2015, resulting in increased GenCare service, GenFund Power Purchase Agreements (PPA) and fuel revenues.

The Company completed three new GenKey customer sites during the first quarter of 2016 under its GenFund PPA program.  The Company is transitioning to alternative GenFund PPA financings rather than entering into sale-leaseback transactions with third party financial institutions and restricting cash related to these sites as it has previously done. Instead, the Company is holding the assets for investment and will finance them with improved project finance solutions. For consistency of reporting, the Company has presented adjusted financial measures assuming sites had been financed similarly as in prior periods.  Had the Company completed traditional sale-leaseback financing for these sites, total revenue for the first quarter of 2016 (including total revenue that would have been realized associated with these sites) would have been $30.1 million.  Total adjusted revenue reflects a 220.2 percent growth over prior year.

Other key metrics reflecting our continued growth are:

  Deployed 834 GenDrive units in the first quarter of 2016 compared to 265 in first quarter of 2015;
  Deployed hydrogen infrastructure at three customer sites during the first quarter of 2016, versus one in the first quarter of 2015;
  Had approximately 9,400 GenDrive units under service contracts and/or PPA as of March 31, 2016, as compared to approximately 5,400 GenDrive units under service contracts and/or PPA as of March 31, 2015;
  Have deployed 28 hydrogen infrastructure sites in our history, including those under service contracts and/or PPA through March 31, 2016, as compared to ten through March 31, 2015.

Gross margin in the first quarter of 2016 was $170 thousand positive, or 1.1 percent of revenue, compared to a gross loss of $2.1 million, or 22.5 percent of revenue for the same period of 2015.  Gross margin has improved due to continued product cost down efforts, increased leverage of the fixed cost base and production efficiencies.  Had the Company completed traditional financing for the GenFund PPA sites deployed in the first quarter of 2016 as mentioned above, total gross margin (including total gross margin that would have been realized associated with these sites) in the first quarter of 2016 would have been $3.8 million, or 12.5 percent of adjusted total revenue.

Net loss attributable to common shareholders for the first quarter of 2016 was $11.8 million, or $0.07 per share on a diluted basis. This compares to a net loss attributable to common shareholders in the first quarter of 2015 of $11.1 million, or $0.06 per share on a diluted basis.  Adjusted net loss for the first quarter of 2016, which is net loss attributable to common shareholders adjusted for the change in fair value of the common stock warrant liability and the total gross margin that would have been realized associated with the three GenKey sites deployed in the quarter, as mentioned above, was $9.4 million, or $0.05 per share on a diluted basis.

Please see the tables at the end of this press release for a reconciliation of GAAP to Non-GAAP amounts.

Cash and Liquidity
Net cash used in operating activities for the first quarter of 2016 and 2015 was $6.9 million and $13.6 million, respectively.  As of March 31, 2016, Plug Power had total cash of $114.7 million, including cash and cash equivalents of $66.9 million and restricted cash of $47.9 million.  The Company’s net working capital was $86.7 million at March 31, 2016 (excludes borrowings against the loan facility).

As previously disclosed, the Company closed a $30.0 million loan facility on March 2, 2016.  The gross proceeds drawn from the facility were $25.0 million during the quarter and will be used to support lease transactions for certain customers.  This financing and the related strategic partnership is the first step towards developing a more robust GenFund project financing platform for Plug Power and its customers.

Conference Call
Plug Power has scheduled a conference call and webcast today at 10:00 am ET to review the Company's results for the first quarter of 2016.

Interested parties are invited to listen to the conference call by calling 877-465-1289. Online, the webcast can be accessed at www.plugpower.com, by selecting the conference call link on the home page, or directly https://event.webcasts.com/starthere.jsp?ei=1102410. A playback of the call will be available online for a period following the event.

About Plug Power Inc.
The architects of modern hydrogen and fuel cell technology, Plug Power has revolutionized the industry with its simple GenKey solution, elements of which are designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. Plug Power’s GenKey solution couples together all the necessary elements to power, fuel and service a customer. Plug Power is the partner that customers trust to take their businesses into the future. For more information about Plug Power, visit www.plugpower.com.

Safe Harbor Statement
This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("PLUG"), including goals relating to revenue, sales, booking, gross margin, GenKey and GenFuel installations, and the GenFund Power-Purchase Agreement program. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, GenSure and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG's public filings with the Securities and Exchange Commission (the "SEC") including, the "Risk Factors" section of PLUG's Annual Report on Form 10-K for the year ended December 31, 2015. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Inc.
Selected Financial Data
(Dollars in 000's except per share amounts)

	For the three months ended March 31,
	2016	2015
Revenue:
Sales of fuel cell systems and related infrastructure	$5,218	$5,090
Services performed on fuel cell systems and related infrastructure	5,273	2,645
Power Purchase Agreements	2,706	977
Fuel delivered to customers	2,010	659
Other	125	45
Total revenue	$15,332	$9,416
Gross profit (loss):
Sales of fuel cell systems and related infrastructure	$1,320	$11
Services performed on fuel cell systems and related infrastructure	(510)	(2,125)
Power Purchase Agreements	(175)	226
Fuel delivered to customers	(401)	(217)
Other	(64)	(6)
Total gross profit (loss)	$170	$(2,111)

Total administration costs (1)	$13,120	$10,650

Adjusted EBITDAS	$(6,406)	$(9,981)
Adjusted net loss	$(9,447)	$(12,846)
Adjusted diluted net loss per share	$(0.05)	$(0.07)

Cash used in operating activities	$(6,916)	$(13,645)

	At March 31, 2016	At December 31, 2015

Cash, cash equivalents and restricted cash	$114,748	$111,796
Working capital	$62,755	$88,524

(1) Administration costs represent total research and development, and selling, general and administrative costs, including amortization of intangible assets.

Plug Power Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in 000's except per share amounts)

Reconciliation of Reported Total Revenue to Adjusted Total Revenue	For the three months ended March 31,
	2016	2015
Total revenue, as reported	$15,332	$9,416
Revenue that would have been realized under traditional financing	14,817	-
Adjusted total revenue	$30,149	$9,416

Reconciliation of Reported Gross Loss to Adjusted Gross Profit (Loss)	For the three months ended March 31,
	2016	2015
Gross profit (loss), as reported	$170	$(2,111)
Gross profit that would have been realized under traditional financing	3,611	-
Adjusted gross profit (loss)	$3,781	$(2,111)

Reconciliation of Reported Operating Loss to Adjusted EBITDAS	For the three months ended March 31,
	2016	2015
Operating loss, as reported	$(12,950)	$(12,761)
Stock-based compensation	2,217	1,697
Depreciation and amortization	716	1,083
EBITDAS	$(10,017)	$(9,981)
Gross profit that would have been realized under traditional financing	3,611	-
Adjusted EBITDAS	$(6,406)	$(9,981)

Reconciliation of Reported Net Loss to Adjusted Net Loss	For the three months ended March 31,
	2016	2015
Net loss attributable to common shareholders, as reported	$(11,780)	$(11,077)
Gross profit that would have been realized under traditional financing	3,611	-
Change in fair value of common stock warrant liability	(1,278)	(1,769)
Adjusted net loss	$(9,447)	$(12,846)

Adjusted diluted net loss per share	$(0.05)	$(0.07)

Diluted weighted average number of common shares outstanding	180,125,763	173,365,830

Adjusted total revenue, adjusted gross profit, adjusted EBITDAS and adjusted net loss are non-GAAP measures of our financial performance and should not be considered as an alternative to net income/(loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Media and Investor Relations Contact:
Teal Vivacqua
Plug Power Inc.
Phone: 518.738.0269